Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1 415 773 5700 orrick.com

August 26, 2019

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

Re:	Juniper Networks, Inc. Registration Statement (File No. 333-233090)

Ladies and Gentlemen:

With respect to $500,000,000 aggregate principal amount of 3.750% Senior Notes due 2029 (the “Notes”) to be issued and sold by Juniper Networks, Inc. (the “Company”) under the Registration Statement on Form S-3, File No. 333-233090, filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 7, 2019 (the “Registration Statement”), and the related prospectus, dated August 7, 2019, as supplemented by the final Prospectus Supplement, dated August 19, 2019, filed with the Commission under its Rule 424(b) (together, the “Prospectus”), we have examined the Registration Statement, the Prospectus and the Indenture (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), dated as of March 3, 2011, as supplemented by the Sixth Supplemental Indenture, dated as of August 26, 2019 (the “Supplement”), pursuant to which the Notes will be issued. The Company is filing the Supplement and this opinion letter with the Commission on a Current Report on Form 8-K.

We also have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, assuming that the Notes are issued and sold as contemplated by the Registration Statement and the Prospectus, we are of the opinion that the Notes will be legal and binding obligations of the Company.

Juniper Networks, Inc. August 26, 2019 Page 2

The opinion set forth above is subject to (a) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers or conveyances, preferences and equitable subordination); and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinion expressed herein is limited to the laws of the State of Delaware and the State of New York and the federal laws of the United States of America.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference into the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP